EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT
                            ------------------------

                  THIS IS AN ASSET PURCHASE AGREEMENT (the "Agreement") dated September 30, 2003 by and among ProActive Acquisition Corporation, a Michigan corporation ("Seller"), Williams Controls, Inc., a Delaware corporation ("Williams"), Teleflex Incorporated, a Delaware corporation ("Parent") and Teleflex Automotive Incorporated, a Delaware corporation and wholly owned subsidiary of Parent ("Buyer").

                                   Background
                                   ----------

                  Seller, through its Florida operations, engages in the business of the design, manufacture, distribution, marketing, research and development, and sale of electronic throttle control modules, electronic throttle control sensors and position sensors for the automotive and light truck markets (defined as, in North America, Class 1 and Class 2 passenger car and light truck vehicles (as such classes are described on Schedule A to this Agreement) and, in Europe and Asia, as 0 to 5 ton passenger car and light truck vehicles) and pedal systems for the Club Car vehicles manufactured by Club Car, Inc. (collectively, the "Business"). Buyer desires to purchase, and Seller desires to sell, substantially all of Seller's assets relating to the Business on the terms and subject to the conditions set forth in this Agreement.

                                      Terms
                                      -----

                  In consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                 THE TRANSACTION

         Section 1.1. Sale and Purchase of Acquired Assets. Subject to the terms and conditions of this Agreement, at the Closing referred to in Section 1.8 below, Seller shall sell, assign, transfer, deliver and convey to Buyer and Buyer shall purchase from Seller the Acquired Assets (as defined below), free and clear of all liens and encumbrances of every kind, nature and description except for Permitted Encumbrances (as defined below), for the Purchase Price specified below in Section 1.2.

                  "Acquired Assets" means all of Seller's right, title, and interest in, under and to all of the assets and rights constituting, used or held for use in the Business, of every kind, nature and description existing on the date hereof, other than the Excluded Assets, wherever such assets are located and whether such assets are tangible or intangible, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller's books or financial statements, including without limitation all of the assets, properties and rights of Seller described on Schedule 1.1(a) hereto.








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                  "Permitted Encumbrances" shall mean (i) liens for real and personal property Taxes (as defined in Section 2.7) which are not yet due and payable, (ii) mechanic's, carrier's workmen's, repairmen's or other similar statutory liens arising or incurred in the ordinary course of business, (iii) minor imperfections of title, conditions, easements and reservations of rights, including easements and reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, encroachments, covenants and restrictions, and (iv) liens that are listed or described on Schedule 1.1(b); provided, that with respect to items described in clauses (ii) or (iii) hereof, such items individually or in the aggregate, do not materially detract from the value of or impair the use or occupancy of any asset or property encumbered by such lien.

         Section 1.2. Purchase Price; Post-Closing Adjustment; Payment.

                  (a) Purchase Price. The aggregate purchase price for the Acquired Assets (the "Purchase Price") shall be Seven Million Dollars ($7,000,000), subject to adjustment pursuant to Sections 1.2(c) and 1.2(d).

                  (b) Payment of Purchase Price. Subject to the terms and conditions of this Agreement, Buyer shall pay the Purchase Price to Seller on the date hereof, by wire transfer of immediately available funds to an account designated in writing by Seller.

                  (c) Closing Adjustment.

                           (i) The Purchase Price delivered at closing (x) shall
be reduced by the amount by which the Closing Net Working Capital (as defined below) of the Business as reflected on the Estimated Closing Balance Sheet (as defined below) is less than $2,143,548.00 (the "Target Net Working Capital") and
(y) shall be increased by the amount by which the Closing Net Working Capital of the Business as reflected on the Estimated Closing Balance Sheet is greater than the Target Net Working Capital. As used herein, the term "Closing Net Working Capital" means the current assets of the Business (without the inclusion of the cash and cash equivalents line items), less current liabilities of the Business (without the inclusion of the current liabilities which are Retained Liabilities (as defined in Section 1.5 below)).

                           (ii) No later than one business day prior to the
Closing Date (as defined in Section 1.8), Seller shall deliver to Purchaser an unaudited estimated consolidated balance sheet of the Business as of the close of business on the Closing Date (the "Estimated Closing Balance Sheet"), which shall reflect Seller's reasonable good faith estimate of the amount of the Closing Net Working Capital ("Estimated Closing Working Capital") based on Applicable Accounting Principles (as defined below). "Applicable Accounting Principles" means U.S. generally accepted accounting principles ("GAAP") consistently applied on a basis consistent with Seller's past accounting practices, principles and methodologies. Buyer will have the right to review any work papers relating to the calculations described in this Section 1.2(c)(ii).










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                  (d) Post-Closing True up.

                           (i) As promptly as practicable, but no later than 30
calendar days after the Closing Date, Buyer will cause to be prepared and delivered to Seller an unaudited consolidated balance sheet of the Business as of the close of business on the Closing Date (the "Closing Balance Sheet") based on Applicable Accounting Principles, which Closing Balance Sheet will reflect the actual Closing Net Working Capital. Seller will have the right to review any work papers relating to the calculations described in the preceding sentence.

                           (ii) If Seller disagrees with Purchaser's calculation
of Closing Net Working Capital delivered pursuant to subsection (i) above, Seller may, within 15 business days after delivery of the Closing Balance Sheet, deliver a notice to Buyer disagreeing with such calculation and setting forth Seller's calculation of such amount and a description of the nature of and basis for each of the disagreements. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Closing Net Working Capital delivered pursuant to subsection (i) above.

                           (iii) If a notice of disagreement shall be duly
delivered pursuant to subsection (ii) above, Buyer and Seller shall, during the 15 business days following such delivery, attempt in good faith to reach agreement on the disputed items or amounts in order to determine the amount of Closing Net Working Capital, and any such agreement shall be final, binding and conclusive on the parties. If, after such period, Buyer and Seller are unable to reach such agreement, they shall promptly cause independent accountants of nationally recognized standing reasonably satisfactory to Buyer and Seller (who shall not have any material relationship with Buyer or Seller) to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Net Working Capital. In making such calculation, such independent accountants shall consider only those items or amounts in the Closing Balance Sheet or Buyer's calculation of Closing Net Working Capital as to which Seller has disagreed. Such independent accountants shall deliver to Buyer and Seller, as promptly as practicable, but in any event within 45 calendar days (unless otherwise agreed to by Buyer and Seller), a report setting forth such calculation. Such report shall be final and binding upon Buyer and Seller. The cost of such review and report shall be apportioned to each of Buyer and Seller based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.

                           (iv) The Purchase Price shall be decreased, on a
dollar for dollar basis, by the amount by which the Closing Net Working Capital of the Business as reflected on the Closing Balance Sheet is less than the Closing Net Working Capital of the Business as reflected on the Estimated Closing Balance Sheet, and Seller shall pay the difference, if any, in cash in immediately available funds within five business days after the Closing Balance Statement has been finalized in accordance with this Section 1.2, together with the interest thereon for the period commencing on the Closing Date through the date on which such payment is made (such interest to be calculated at the rate of 5% per annum, simple








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interest). The Purchase Price shall be increased, on a dollar for dollar basis, by the amount by which the Closing Net Working Capital of the Business as reflected on the Closing Balance Sheet is greater than the Closing Net Working Capital of the Business as reflected on the Estimated Closing Balance Sheet, and Buyer shall pay the difference, if any, in cash in immediately available funds within five business days after the Closing Balance Statement has been finalized in accordance with this Section 1.2., together with interest thereon for the period commencing on the Closing Date through the date on which such payment is made (such interest to be calculated at the rate of 5% per annum, simple interest).

         Section 1.3. Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the following assets of Seller shall be retained by Seller and are not being sold or assigned to Buyer or Parent hereunder (all of the following are referred to collectively as the "Excluded Assets"):

                  (a) all monies due or to be received by Williams and Seller pursuant to or arising from this Agreement;

                  (b) any and all rights of Williams and Seller under this Agreement;

                  (c) books and records that Seller is required to retain pursuant to any statute, rule, regulation or ordinance, provided that Seller permits Buyer access to such books and records as provided in Section 4.8;

                  (d) general books of account and books of original entry that comprise Seller's permanent accounting or Tax records, provided that Seller permits Buyer access to such books as provided in Section 4.8, and the stock record and minute books of Seller;

                  (e) books and records associated with the Retained
Liabilities;

                  (f) the assets listed on Schedule 1.3(f);

                  (g) cash, bank deposits and other cash equivalents existing as of the close of business on the Closing Date; and

                  (h) the Benefit Plans (as defined in Section 2.19) and any similar policies, programs or agreements which relate to the Business Employees (as defined in Section 4.14).

         Section 1.4. Assumed Liabilities. Subject to the terms and conditions of this Agreement, at Closing, Seller will assign and transfer to Buyer, and Buyer shall assume, and thereafter pay, perform or discharge in accordance with their terms, (a) any liability or obligation represented by those certain line items listed on Schedule 1.4 on the Balance Sheet (as defined in Section 2.5(a)), (b) any liability or obligation incurred by Seller from the Balance Sheet Date (as defined in Section 2.5(a)) until and including the Closing Date that would appear under the same line item specified on Schedule 1.4 on a balance sheet prepared in accordance with Applicable








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Accounting Principles and (c) any liability or obligation related to or arising out of the Business or the Acquired Assets after the Closing Date other than in each case any Retained Liabilities (collectively, the "Assumed Liabilities").

         Section 1.5. Retained Liabilities. Buyer shall not assume any liabilities or obligations of Seller except for the Assumed Liabilities as expressly provided for herein, whether such liabilities or obligations relate to payment, performance or otherwise. All liabilities not expressly transferred to Buyer hereunder are retained by Seller (the "Retained Liabilities"), and Seller hereby indemnifies, waives and releases Buyer and Parent from all Retained Liabilities. Without limiting the foregoing, all of the following shall be considered Retained Liabilities for the purposes of this Agreement:

                  (a) any liability or obligation represented by those certain line items listed on Schedule 1.5(a) on the Balance Sheet and any liability or obligation incurred by Seller from the Balance Sheet Date until and including the Closing Date that would appear under the same line items specified on
Schedule 1.5(a) on a balance sheet prepared in accordance with Applicable Accounting Principles;

                  (b) subject to Section 4.6(g) any liability or obligation of Seller existing as a result of any breach of contract, breach of statutory duty, breach of warranty (other than product liability warranties, which are covered in Section 1.5(c), below), tort or infringement by Seller that arises after the Closing Date to the extent that it is attributable to or associated with any such breach, tort or infringement by Seller on or prior to the Closing Date; provided, however, that Buyer, not Seller, shall assume and thereafter pay, perform or discharge any such liability or obligation which Buyer does not notify Seller of prior to the second anniversary of the Closing Date;

                  (c) any product liability or warranty claim of any nature in respect of products manufactured by Seller on or prior to the Closing Date;

                  (d) any liability, whether primary, secondary, as transferee or successor, or otherwise, for Taxes (as defined below in Section 2.7(a)) including Taxes arising from the transactions contemplated by this Agreement, of Seller, and any liability for deferred Taxes; provided, however, that Buyer and Seller shall prorate on a daily basis all personal property, real property and other ad valorem Taxes with respect to the Acquired Assets for the taxable period that includes the Closing Date, such that Seller shall bear the burden of such Taxes for periods up to and including the Closing Date, and Buyer shall bear the burden of such Taxes for periods following the Closing Date.

                  (e) any obligation or liability under any contract, instrument or agreement which, pursuant to Section 2.11(a), should be set forth on Schedule 2.11(a) but is not set forth on Schedule 2.11(a), that is transferred to Buyer as part of the Acquired Assets that arises after the Closing Date but that is attributable to or associated with action or omission or any breach of or default under any such transferred contract, instrument or agreement on or prior to the Closing Date;










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                  (f) any Pre-Closing Environmental Liabilities (as defined in
Section 2.12(c));

                  (g) any liability or obligation with respect to the Benefit Plans; and

                  (h) any other liability of Seller arising out of or relating to any of the Acquired Assets on or prior to the Closing Date except for the Assumed Liabilities set forth herein.

         Section 1.6. Allocation of Consideration. Buyer and Seller agree that the sale of the Acquired Assets hereunder is a fully taxable sale for income tax purposes. The Purchase Price shall be allocated among the Acquired Assets and the covenant not to compete set forth in Section 4.2. Such allocation shall be made in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). No later than 60 days following the Closing Date, Buyer shall deliver to Seller a proposed allocation of the Purchase Price (and all other items properly included in "consideration," as described in Treasury Regulation section 1.1060-1(c)(1)). Within 30 days after receipt of such proposed allocation, Seller shall give Buyer notice of any objections that Seller has to such allocation. If Seller gives Buyer notice of any objections to the proposed allocation, the parties shall meet to endeavor to agree upon an allocation. If Buyer and Seller cannot agree on such an allocation, then the allocation shall be referred to an independent accounting firm mutually agreed to by Buyer and Seller, which shall be directed to resolve the allocation within thirty (30) days thereafter, and whose decision shall be final, binding and conclusive on the parties. Buyer, on the one hand, and Seller, on the other hand, shall each be responsible for one-half of the fees and expenses of such accounting firm in connection with such determination. If Seller does not object to Buyer's allocation, if the parties agree on the allocation or if the independent accounting firm decides an allocation (in any such case, an "Allocation"), then Buyer and Seller shall use such Allocation in filing all required forms under Section 1060 of the Code (or any comparable forms under state or foreign law), and all other Tax Returns (as defined in Section 2.7(a)), and Buyer and Seller further agree that they shall not take any position inconsistent with such Allocation upon any examination of any such Tax Return, in any refund claim or in any tax litigation. The Allocation shall be adjusted as necessary to reflect any further adjustments to the Purchase Price made after the Closing Date.

         Section 1.7. Consent of Third Parties. Nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, permit, franchise, or claim included in the Acquired Assets which is by its terms or by law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Seller would, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement. In order, however, to provide Buyer the full realization and value of every contract, agreement, permit, franchise and claim of the character described in the immediately preceding sentence, Seller agrees that on and after the Closing, it will, at the request and under the direction of Buyer, in the name of Seller, take all reasonable actions and do or cause to be done all such things as shall in the reasonable opinion of Buyer or its counsel be necessary or proper (a) to assure that the rights of Seller under such






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contracts, agreements, permits, franchises, and claims shall be preserved for the benefit of Buyer and (b) to facilitate receipt of the consideration to be received by Seller in and under every such contract, agreement, permit, franchise, or claim, which consideration shall be held for the benefit of, and shall be delivered to, Buyer. Except to the extent Buyer has agreed not to require the consent of certain customers to the assignment contemplated hereby, nothing in this Section 1.7 shall in any way diminish Seller's obligations hereunder to obtain all consents and approvals and to take all such other actions at Closing as are necessary to enable Seller to convey or assign good and marketable title to all the Acquired Assets to Buyer.

         Section 1.8. Closing.

                  (a) Time and Place. The closing under this Agreement (the "Closing") will take place at 10:00 a.m., local time, on the date hereof, at the offices of Dechert LLP, 1717 Arch Street, Philadelphia, Pennsylvania 19103, or at such other time, date or place as the parties shall mutually agree. The date on which Closing occurs is sometimes referred to herein as the "Closing Date."

                  (b) Deliveries by Seller at the Closing. At the Closing Seller will deliver to Buyer:

                           (i) a bill of sale and instrument of assignment to
the Acquired Assets, duly executed by Seller;

                           (ii) an assignment and assumption of contracts in the
form of Exhibit A attached hereto (the "Assignment and Assumption of Contracts"), duly executed by Seller;

                           (iii) a receipt for the payment of the Purchase Price
duly executed by Seller;

                           (iv) all such other instruments of assignment,
transfer or conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary to vest in Buyer, good, valid and marketable title to the Acquired Assets and to put Buyer in actual possession or control of the Acquired Assets and which shall be in forms reasonably acceptable to Seller;

                           (v) a certificate stating that Seller is not a
foreign person within the meaning of the Code for purposes of Code Sections 897 and 1441;

                           (vi) the Toll Manufacturing Agreement for the
production by Buyer of integrated sensors for sale to Williams, using Seller's integrated sensors tooling, duly executed by Seller and Williams, which shall be in the form attached as Exhibit B hereto (the "Toll Manufacturing Agreement");













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                           (vii) the Intellectual Property License Agreement,
duly executed by Seller and Williams, which shall be in the form attached as Exhibit C hereto (the "Intellectual Property Agreement");

                           (viii) documentation evidencing the transfer of
assets and assignment of contracts that are included in the Acquired Assets, but prior to such transfer were not owned by Seller (or Seller was not a party to such contract), in a form reasonably satisfactory to Buyer; and

                           (ix) such other documents as Buyer may reasonably
request.

                  (c) Deliveries By Buyer at the Closing. At the Closing, Buyer will deliver to Seller:

                           (i) by wire transfer the Purchase Price, as specified
in Section 1.2(a);

                           (ii) the Assignment and Assumption of Contracts and
an assumption of liabilities in the form of Exhibit D attached hereto, duly executed by Buyer;

                           (iii) the Toll Manufacturing Agreement, duly executed
by Buyer and Parent;

                           (iv) the Intellectual Property Agreement, duly
executed by Buyer and Parent;

                           (v) a consent to assignment of Ron Velat's Employment
Agreement executed by Ron Velat; and

                           (vi) such other documents as Seller may reasonably
request.

                                   ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF SELLER AND WILLIAMS

                  Seller and Williams jointly represent and warrant to Parent and Buyer as follows:

         Section 2.1. Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Williams is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to own or lease the Acquired Assets as now owned or leased and to carry on the Business as and where now being conducted.

         Section 2.2. Power and Authority. Seller and Williams each have the requisite corporate power and authority to enter into this Agreement and all other agreements and instruments contemplated hereby to be executed and delivered by each of Seller and Williams








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and to perform their obligations hereunder and thereunder without the need for the consent of any other person or entity.

         Section 2.3. Authorization and Enforceability. This Agreement and all other agreements and instruments contemplated hereby to be executed and delivered by each of Seller and Williams have been duly executed and delivered by each of Seller and Williams, respectively. This Agreement and each of the other agreements and instruments contemplated hereby to be executed and delivered by each of Seller and Williams constitute the legal, valid and binding obligations of Seller and Williams, respectively, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles. The execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby to be executed and delivered by each of Seller and Williams have been duly authorized by all necessary corporate action on the part of Seller and Williams, respectively (including, if necessary, stockholder approval).

         Section 2.4. No Violation of Laws or Agreements. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Seller and Williams, will not (a) contravene any provision of Seller's or Williams' certificate of incorporation or bylaws; (b) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan, credit agreement, sales representative agreement, customer agreement or supplier agreement or any other agreement or instrument to which Seller or Williams is a party by which the Business or any of the Acquired Assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation applicable to Seller or Williams; (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the Acquired Assets or give to others any interests or rights therein; (d) result in the maturation or acceleration of any Assumed Liability (or give others the right to cause such a maturation or acceleration); or (e) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any agreement or contract included in the Acquired Assets.

         Section 2.5. Financial Statements.

                  (a) The books of account and related records of Seller with respect to the Business fairly reflect in reasonable detail its assets, liabilities and transactions. Seller has delivered to Buyer the unaudited balance sheet of the Business as of June 30, 2003 (the "Balance Sheet") (it being understood that June 30, 2003 is hereinafter referred to as the "Balance Sheet Date"), a copy of which is attached hereto as Schedule 2.5.










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                  (b) The Balance Sheet (i) is correct and complete and in
accordance with the books and records of Seller, (ii) fairly presents in all material respects the financial condition of the Business as of the Balance Sheet Date, and (iii) has been prepared in accordance with Applicable Accounting Principles, subject to the absence of footnotes and other presentation items.

         Section 2.6. No Changes. Except as disclosed on Schedule 2.6, since the Balance Sheet Date, Seller has conducted the Business only in the Ordinary Course of Business. "Ordinary Course of Business" as used herein means in the ordinary and usual course of the Business, consistent (in terms of character, kind, magnitude and timing) in all material respects with historical practice during the nine-month period ended June 30, 2003. Without limiting the generality of the first sentence of this Section 2.6, except as disclosed on
Schedule 2.6, since the Balance Sheet Date, there has not been:

                  (a) any material adverse change in the financial condition, assets, liabilities or net worth, earning power or business of the Business;

                  (b) any damage, destruction or loss, whether or not covered by insurance, of assets with an aggregate book value of $50,000 or greater adversely affecting the Business or any deterioration in the operating condition of the Acquired Assets, normal wear and tear excepted;

                  (c) any strike, walkout, labor trouble or any other new or continued event, development or condition of any character which has or could materially and adversely affect the business, properties or prospects of the Business;

                  (d) any cancellation or waiver of any right material to the operation of the Business;

                  (e) any material adverse change or any threat of any material adverse change in Seller's relations with, or any loss or threat of loss of, any of the suppliers or customers of the Business;

                  (f) any disposition of or failure to keep in effect any rights in, to or for the use of any registered intellectual property rights, or any disclosure to any person not an employee or independent contractor or other disposal of any trade secret of confidential or proprietary material, whether or not covered by any confidentiality agreement;

                  (g) any sale of the assets of the Business other than in the Ordinary Course of Business;

                  (h) any material change or modification in any manner of Seller's existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, respectively, in connection with or relating to the Business, including without limitation, acceleration of collections of receivables, failure to make











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or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables; or

                  (i) any amendment or modification of the terms of any contract between Seller and any customer with respect to the Business or supplier or any amendment or modification of Seller's customary practices with respect to its customers or suppliers with respect to the Business which has a material effect on the Business;

         Section 2.7. Taxes.

                  (a) For the purpose of this Agreement:

             "Governmental Body" means any foreign, federal, state, local or other governmental authority or subdivision thereof or regulatory, administrative or judicial body thereof.

             "Tax" or "Taxes" means any federal, state, local, foreign or other net income, gross income, gross receipts, windfall profits, severance, property, production, sales, use, transfer, gains, license, excise, franchise, employment, payroll, withholding (which includes, without limitation, income, payroll tax, foreign withholding, backup withholding, and any other withholding obligation imposed by the Code or a Governmental Body), value added, estimated, alternative or add on minimum tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body with respect thereto.

             "Tax Return" means any return, report or similar statement required to be filed with a Governmental Body or other person with respect to any Taxes (including any required schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

                  (b) All Tax Returns that are required to have been filed by Seller with respect to the Business or the Acquired Assets have been filed within the time and in the manner required by law, and all such Tax Returns are true and correct and accurately reflect the Tax liabilities of Seller. All Taxes of Seller (whether or not shown on any Tax Return), that have become due pursuant to such Tax Returns, or any assessments or demand for payment received, have been paid. There are no current, pending or threatened claims, assessments, notices, proposals to assess, deficiencies, or audits with respect to any Taxes related to the Business. No Governmental Body with respect to which Seller does not file Tax Returns with respect to the Business has claimed that Seller is or may be subject to taxation by that Governmental Body. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing with respect to the Business to any employee, shareholder, creditor, independent contractor or other party. There are no Liens with respect to taxes upon the Acquired Assets other than customary liens for current Taxes not yet due and payable.








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                  (c) Seller is a United States person with the meaning of
Section 7701(a)(30) of the Code.

         Section 2.8. Inventory; Equipment; Literature and Packaging. All of the inventories of the Business, including that reflected in the Balance Sheet, are valued in accordance with GAAP at the lower of cost or market. Attached hereto as Schedule 2.8(a) is a summary of the inventory of raw materials, purchased components and finished goods of the Business as of August 31, 2003. Except (i) as disclosed on Schedule 2.8(b) or (ii) as otherwise provided in the Balance Sheet or the Closing Balance Sheet, all of the inventories of the Business reflected in the Balance Sheet and all such inventories acquired or produced since the date of the Balance Sheet consist of items of a quality and quantity useable and salable in the Ordinary Course of Business as currently conducted within fifteen months of the Closing, and except for the raw materials and work-in-process inventory of the Business reserved for potential future product warranty, replacement and repair obligations, all of such inventory reflected in the Balance Sheet and all such inventories acquired since the date of the Balance Sheet can reasonably be expected to be consumed in the Ordinary Course of Business as currently conducted within fifteen months of the Closing. Any raw materials and work-in process inventory of the Business reserved for future product warranty, replacement and repair obligations will be sold within fifteen months of the Closing. Except (i) as disclosed on Schedule 2.8(b) or (ii) as otherwise provided in the Balance Sheet or the Closing Balance Sheet, all of the inventory is in compliance with the appropriate governmental specifications for such material.

         Section 2.9. Accounts Receivable. Except (i) as disclosed on Schedule 2.9(a) or (ii) as otherwise provided on the Balance Sheet or the Closing Balance Sheet, all of the accounts and notes receivable of the Business included in the Acquired Assets, including that reflected in the Balance Sheet (a) represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), (b) have arisen in the ordinary course of business, and (c) are not subject to any defenses, counterclaims or offsets except for discounts or allowances allowed in the Ordinary Course of Business. Schedule 2.9(b) sets forth (i) the total amount of accounts receivable of the Business outstanding as of August 31, 2003 and (ii) the agings of such receivables based on the following schedule: 0-30 days, 31-60 days, 61-90 days, and over 90 days, from the original due date thereof and (iii) the agings of such receivables based on the following schedule: 0-30 days, 31-60 days, 61-90 days and over 90 days, from the date of invoice.

         Section 2.10. No Pending Litigation or Proceedings. Except as set forth on Schedule 2.10, (a) there are no actions, suits, investigations or proceedings pending or, to Seller's knowledge, threatened against or affecting the Acquired Assets or the Business, at law or in equity, by or before any court or governmental department, agency or instrumentality, (b) to Seller's knowledge, no event has occurred and no claim has been asserted that might result in an action, suit, investigation or proceeding against the Acquired Assets or the Business, and (c) to Seller's knowledge, there is no reasonable basis for any such action, suit, investigation or proceeding. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting the Acquired Assets or the Business.

         Section 2.11. Contracts; Compliance.

                  (a) Schedule 2.11(a) sets forth each outstanding contract, agreement or commitment of any kind, oral or written, formal or informal, relating to the Business or the Acquired Assets and which:

                           (i) involves a commitment or obligation involving
greater than $25,000 with respect to (A) future payments or future receipt of services or receipt of goods and materials; or (B) future receipt of payments or future performance of services or delivery of goods and materials;

                           (ii) is a guarantee, performance bond or indemnity in
respect of indebtedness of any person (including Seller or any affiliate) which may involve future payment in excess of $25,000 or is a mortgage, security agreement or other arrangement intended to secure indebtedness of any person (including Seller or any affiliate);

                           (iii) imposes a right of first refusal, option or
other restriction with respect to any of the Acquired Assets;

                           (iv) is an agreement, contract or commitment
regarding confidentiality of information or limiting the freedom of Seller to engage in any line of business or compete with any person;

                           (v) is an agreement for the employment of any
individual on a full-time, part-time, consulting or other basis providing annual compensation, bonus payments, deferred compensation, pension, retirement, insurance or welfare benefits, accrued vacation pay or severance benefits in excess of $25,000 in the aggregate;

                           (vi) is a collective bargaining agreement;

                           (vii) is an agreement under which the consequences of
a default or termination by either Seller or another party thereto could reasonably be expected to result in a liability or cost to Seller in excess of $25,000; or

                           (viii) is material to the conduct of the Business.

                  (b) Except as set forth in Schedule 2.11(b):

                           (i) Each of the contracts set forth in Schedule
2.11(a) (the "Delivered Contracts"), was entered into in a bona fide transaction in the Ordinary Course of Business and is legal, valid, binding and enforceable upon Seller and in full force and effect. Seller has heretofore delivered to Buyer complete and correct copies of the Delivered Contracts.

There is not under any Delivered Contract: (A) any existing default by Seller or, to Seller's knowledge, by any other party thereto, or (B) any event which, after notice or lapse of time or both, would constitute a default by Seller or, to Seller's knowledge, by any other party, or result in a right to accelerate or terminate or result in a loss of rights of Seller, which default or event could, individually or in the aggregate, reasonably be expected to result in a liability or cost to Seller in excess of $25,000;

                           (ii) There are no purchase contracts or commitments
of Seller that relate to the Business which are not subject to cancellation by Seller upon payment by Seller of less than $25,000 and continue for a period of more than 12 months; and

                           (iii) Seller is not under any liability or obligation
(other than those relating to product warranties) with respect to the return of inventory or merchandise related to the Business in the possession of customers or other persons (including without limitation liabilities or obligations with respect to consignment sales), except liabilities under any contracts or agreements with an individual customer that do not exceed $25,000.

         Section 2.12. Compliance With Laws.

                  (a) Environmental Compliance.

                           (i) Seller has not received any request for
information, notice of claim, demand or notification, nor has Seller or anyone on Seller's behalf filed a notice that Seller or any of its predecessors, with respect to the Business or the Acquired Assets is or may be potentially responsible with respect to any investigation, remediation or any response action of or with respect to any threatened or actual presence of or Release (as defined below) of any Hazardous Substance (as defined below), whether on-site or off-site.

                           (ii) Except as set forth on Schedule 2.12(a), Seller
has not and does not Manage (as defined below) or Release any Hazardous Substances on any property now or previously owned, operated or leased by Seller in connection with the Business, nor to Seller's knowledge, has anyone else Managed or Released any Hazardous Substance on any property now or previously owned, operated or leased by Seller or its predecessors in connection with the Business. As used herein, "Release" means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape.

                           (iii) Except as set forth on Schedule 2.12(a), no
Hazardous Substance Managed by or on behalf of Seller or any predecessor in interest in connection with the Business has come to be located at any site which is listed or proposed for listing under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), including without limitation the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS"), the National Priorities List ("NPL") or on any similar federal, state, regional or local list, or which is the subject of federal, state, regional or local enforcement actions or other investigations which may lead to claims against Seller or Buyer for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA. No property now owned or previously owned, operated or leased by Seller in connection with the Business is listed or proposed for listing on the NPL promulgated pursuant to CERCLA or CERCLIS or on any similar state list of sites requiring investigation or clean-up.

                           (iv) Except as listed on Schedule 2.12(a) and
heretofore provided to Buyer or Parent, there have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted by, for or at the request of Seller or, to Seller's knowledge, by any other party in relation to any property or business now or previously owned, operated or leased, by Seller in connection with the Business or the Acquired Assets.

                           (v) No PCBs, asbestos-containing materials are or
have been present at any property now or previously owned, operated or leased by Seller in connection with the Business, nor are there any underground storage tanks, active or abandoned, at any property now or previously owned, operated or leased by Seller in connection with the operation of the Business.

                  (b) Other Laws. Schedule 2.12(b) sets forth a list of all material permits, certificates, licenses, orders, registrations, franchises, authorizations and other approvals from all federal, state, local and foreign governmental and regulatory bodies held by Seller in connection with the Business. All such permits, certificates, licenses, orders, registrations, franchises, authorizations and other approvals are in full force and effect and Seller is in compliance with the terms and conditions thereof. Any such permits that are not transferable are so designated on Schedule 2.12(b). Seller has prepared and filed applications for the transfer of all permits which are required to operate the Business, if any, in adequate time for transfer to occur prior to Closing hereunder. Except as may otherwise be described in Schedule 2.12(b), Seller holds and is in compliance with all permits, certificates, licenses, approvals, registrations and authorizations required under all laws, rules and regulations in connection with the Business, and all of such permits, certificates, licenses, approvals, registrations and authorizations are in full force and effect. Seller has made timely application for renewals of all such Permits for which Environmental Laws (as defined below) require that applications must be filed on or before the Closing to maintain such Permits in full force and effect. Seller is currently in compliance with all applicable statutes, rules, regulations and orders, federal, state and municipal (including without limitation those relating to the environment, Hazardous Substances, human health and safety and common law theories of liability related thereto ("Environmental Laws"), occupational safety and health, equal employment practices and fair trade practices). No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to Seller's knowledge, threatened by any governmental or other entity (a) with respect to any alleged violation by Seller of any law, ordinance, rule, regulation or order of any governmental entity with respect to the Business; (b) with respect to any alleged failure by Seller to have any permit, certificate, license, approval, registration or authorization required in connection with the Business. or (c) with respect to any use, possession, generation, treatment, storage, recycling, transportation or disposal (collectively, "Management" or "Manage") of any hazardous or toxic substance, material or waste, pollutant or contaminant including polychlorinated biphenyls ("PCBs"), asbestos, petroleum products and radioactive materials ("Hazardous Substances") by or on behalf of Seller or any predecessors in interest or in connection with the operation of the Business or the Acquired Assets.

                  (c) "Pre-Closing Environmental Liabilities" shall mean, regardless of whether any of the following are contained in any Disclosure Schedule to this Agreement or otherwise disclosed to Buyer or Parent prior to the Closing, any and all Damages as defined in Section 4.4(a), (whether known or unknown, foreseen or unforeseen, contingent or otherwise, fixed or absolute or present or arising in the future), asserted against or incurred by Buyer or Parent, arising out of or relating to any of the following events, first occurring on or before the Closing: (i) environmental conditions, including without limitation, the presence, Release or Management of or exposure to Hazardous Substances (including, but not limited to, any environmental conditions either on- or off-site) at, on or from any property now or previously owned, operated or leased in connection with the Business or the Acquired Assets; or (ii) the off-site transportation, storage, treatment, recycling, disposal or arrangement for disposal of or distribution of Hazardous Substances Managed or Released by or on behalf of the Seller or any predecessor in interest with respect to the Business or the Acquired Assets or at or from any property now or previously owned, operated or leased by Seller or any predecessor in interest with respect to the Business or the Acquired Assets; or (iii) any violation of any Environmental Laws first existing prior to the Closing (including without limitation, costs and expenses for pollution control or monitoring equipment required to bringing the Business into compliance with Environmental Laws and any fines, penalties and defense costs incurred for such reasonable time after the Closing as it takes the Buyer to come into compliance with Environmental Laws); (iv) any environmental matters disclosed by Schedule 2.12(a); or (v) any fines, penalties or defense costs incurred by or asserted against Buyer or the Business with respect to any violation of occupational safety and health laws or regulations existing within sixty days after Closing which violation first existed prior to Closing.

         Section 2.13. Consents. Except as set forth on Schedule 2.13, no consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, (a) is required in connection with the execution and delivery by Seller of this Agreement, (b) the assignment to Buyer of the Delivered Contracts or (c) the consummation by Seller of the transactions contemplated hereby or the conduct by Buyer of the Business after the Closing without interruption, delay or expense in excess of that which would be incurred by Seller in the Ordinary Course of Business in the absence of the consummation of the transactions contemplated hereby.

         Section 2.14. Title. Seller has and will convey to Buyer at Closing good and marketable title to the Acquired Assets, free and clear of any mortgage, pledge, lien, restriction, encumbrance, tenancy, license, encroachment, covenant, condition, right of way, easement, claim, security interest, charge or any other matter affecting title, except for Permitted Encumbrances. The tangible assets included in the Acquired Assets (including machinery and equipment) are in good operating condition and repair, ordinary wear and tear excepted, and are suitable in the Ordinary Course of Business for the purposes for which they are currently being used by Seller in the Business, except as set forth on Schedule 2.14.

         Section 2.15. Real Property.

                  (a) Except as set forth in Schedule 2.15(a), Seller has never owned any real property in connection with the Business.

                  (b) Schedule 2.15(b) contains a list of all real property leases pursuant to which Seller leases any real property (the "Leases") in connection with the Business. Except as set forth in Schedule 2.15(b), Seller has good and valid title to the leasehold estates conveyed under each Lease, free and clear of any liens or other encumbrances, except liens described in
Schedule 2.15(b). Each Lease is valid and in full force and effect and is binding and enforceable upon Seller in accordance with its terms. Except as set forth in Schedule 2.15(b), to Seller's knowledge, there are no existing defaults on the part of Seller with respect to the Leases, and no event has occurred which (with or without notice, lapse of time or both) would constitute a default on the part of Seller.

         Section 2.16. Labor Relations. Except as disclosed on Schedule 2.16, in connection with the Business, (a) no employee of Seller is represented by any union or other labor organization; (b) there is no unfair labor practice complaint against Seller pending or, to Seller's knowledge, threatened before the National Labor Relations Board; (c) there is no labor strike, dispute, slow down or stoppage actually pending or, to Seller's knowledge, threatened against or involving Seller; (d) no grievance which might have a material adverse effect on Seller or the conduct of the Business is pending; (e) no private agreement restricts Seller from relocating, closing or terminating any of its operations or facilities; (f) Seller in the past three (3) years has not experienced any work stoppage or committed any unfair labor practice; and (g) Seller has not effectuated a "plant closing" or "mass layoff" under the Worker Adjustment Retraining Notification Act (the "WARN Act") with respect to the Business, nor in the past 90 days has Seller effectuated any plant closings or layoffs, which constitute an "employment loss" within the meaning of the WARN Act or any state or local law similar to the WARN Act.

         Section 2.17. Products Liability and Product Warranty; Club Car. (a) Except for lawsuits, claims, and expenses fully covered by insurance or fully indemnified by Seller's suppliers, to Seller's knowledge, there are no (i) liabilities of Seller, fixed or contingent, asserted or unasserted, with respect to any product liability or any similar claim that relates to any product stored, distributed or sold by Seller to others in connection with the Business, or (ii) liabilities of Seller, fixed or contingent, asserted or unasserted, with respect to any claim for the breach of any express or implied product warranty or any other similar claim with respect to any product stored, distributed or sold by Seller to others in connection with the Business.

                  (a) (b) To Seller's knowledge, the electronic pedal system manufactured for the Club Car vehicle by Club Car, Inc. (the "Club Car Pedal System") has no defects in design, and has been properly designed in accordance with the specifications previously reviewed, approved and provided by Club Car, Inc. to Seller. A design of such specifications is attached as Schedule 2.17(b) hereto (the "Club Car Specifications"). To Seller's knowledge, when the Club Car Pedal System is manufactured by Buyer in accordance with the Club Car Specifications and as contemplated as of the date of this Agreement, it will properly integrate with the Club Car products for which it was designed.

         Section 2.18. Intellectual Property Rights.

                  (a) To Seller's knowledge, Schedule 2.18 contains a complete and accurate list of all patents and patent applications, trademarks, service marks, trade names, and registrations and applications for registration of industrial designs, copyrights, mask works, trademarks, service marks, trade names, trade dress and domain names used or necessary for use in the conduct of the Business specifying as to each such item, as applicable: (i) the owner of the item, (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of the item, and (iv) the date of application and issuance or registration of the item.

                  (b) Schedule 2.18 also contains a complete and accurate list of all licenses, sublicenses, consents and other agreements (whether written or otherwise) (i) pertaining to any patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, mask works, trade secrets, computer software programs (other than standard, commercially available programs), or other intellectual property used in the conduct of the Business, and (ii) by which Seller licenses or otherwise authorizes a third party to use such intellectual property. Neither Seller nor, to Seller's knowledge, any other party, is in breach of or default under any such license or other agreement and each such license or other agreement is now and immediately following the Closing shall be valid and in full force and effect.

                  (c) To Seller's knowledge, except as indicated in Schedule 2.18, Seller owns or is licensed or otherwise has the exclusive right to use, and has the right to bring actions for the infringement of, and the Acquired Assets include, all patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, mask works, inventions, technology, know-how, designs, formulae, trade secrets, confidential and proprietary information, computer software programs (other than standard, commercially available programs), domain names, and other intellectual property necessary for the operation of the Business as it is currently conducted.

                  (d) To Seller's knowledge, the operation of the Business does not infringe on the patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, mask works, trade secrets or other intellectual property rights of any third party, and no claim has been made, notice given, or dispute arisen to that effect. Seller does not have any pending claims that a third party has violated or infringed any of Seller's patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, trade secrets or other proprietary rights. Seller has not given any indemnification to any third party against infringement of such intellectual property rights.

                  (e) Except as indicated in Schedule 2.18 all of the patents, industrial design registrations, trademark and service mark registrations, copyright registrations, mask work registrations and domain name registrations indicated in Schedule 2.18 are valid and in full force, are held of record in the name of Seller free and clear of all liens, encumbrances and other claims, and are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity. Except as indicated in
Schedule 2.18, Seller is the applicant of record in all patent applications, and applications for trademark, service mark, trade dress, industrial design, and copyright registration indicated in Schedule 2.18, and no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any such application.

                  (f) Except as set forth in Schedule 2.18, no judicial or administrative proceeding of any kind is pending or, to the knowledge of Seller, has been threatened against Seller involving rights to Seller's intellectual property used in the Business by any third party; and Seller has not received any written notice of (i) any product infringement or (ii) liability for the use of intellectual property rights of others with respect to any intellectual property at any time within the last year. Seller has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential intellectual property.

         Section 2.19. Employee Benefit Plans.

                  (a) Set forth on Schedule 2.19(a) is a true and complete list of each (i) "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract or arrangement (whether written or unwritten, and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, by Seller or any ERISA Affiliate or under which Seller or any ERISA Affiliate has any liability (the "Benefit Plans") in connection with the Business. "ERISA Affiliate" means (i) any corporation included with Seller in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with Seller within the meaning of Section 414(c) of the Code;
(iii) any member of an affiliated service group of which Seller is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as an affiliate of Seller under Section 414(o) of the Code.

                  (b) Except as otherwise disclosed on Schedule 2.19(b):

                           (i) Each Benefit Plan has been maintained, operated
and administered in compliance with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and other applicable laws, except for any failure that would not result in material liability to the Seller or any ERISA Affiliate.

                           (ii) No Acquired Asset is subject to any lien under
Code Section 401(a)(29), ERISA Section 302(f) or Code Section 412(n), ERISA
Section 4068 or arising out of any action filed under ERISA Section 4301(b).

                           (iii) The Benefit Plans which are "employee pension
benefit plans" within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a "Pension Plan") now meet, and at all times since their inception have met the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code.

                           (iv) Neither Seller nor any ERISA Affiliate, while an
ERISA Affiliate, has incurred any withdrawal liability, within the meaning of
Section 4201 of ERISA, or any contingent withdrawal liability under Section 4204 of ERISA, to any multiemployer pension plan, which liability has not been fully paid as of the date hereof. All contributions which Seller or any ERISA Affiliate are required to have made to any such multiemployer plan have been timely made.

                           (v) All contributions to, and payments from, any
Benefit Plan which may have been required in accordance with the terms of such Benefit Plan or any related document have been timely made. All such contributions to, and payments from, any Benefit Plan, except those to be made from a trust, qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required, shall have been properly accrued and booked on or before the Closing Date.

                           (vi) No Benefit Plan provides benefits, including,
without limitation, death or medical benefits, beyond termination of service or retirement other than (A) "COBRA" coverage required under Section 601 or 608 of ERISA and 4980B of the Code or (B) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code.

         Section 2.20. Brokerage. Except as set forth on Schedule 2.20, Seller has not made any agreement or taken any other action which might cause any person to become entitled to a broker's fee, finder's fee or commission as a result of the transactions contemplated hereunder.

         Section 2.21. Nature of Acquired Assets. Except as set forth on
Schedule 2.21, the Acquired Assets include all of the assets and properties of Seller, other than the real property, that are material to or necessary for the operation of the Business as presently conducted by Seller.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

                  Buyer and Parent jointly represent and warrant to Seller and Williams as follows:

         Section 3.1. Organization. Buyer and Parent are each corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

         Section 3.2. Power and Authority. Buyer and Parent each have the requisite corporate power and authority to enter into this Agreement and all other agreements and instruments contemplated hereby to be executed and delivered by each of Buyer and Parent and to perform their obligations hereunder and thereunder without the need for the consent of any other person or entity.

         Section 3.3. Authorization and Enforceability. This Agreement and all other agreements and instruments contemplated hereby to be executed and delivered by each of Buyer and Parent have been duly executed and delivered by Buyer and Parent, respectively. This Agreement and each of the other agreements and instruments contemplated hereby to be executed and delivered by each of Buyer and Parent constitute the legal, valid and binding obligations of Buyer and Parent, respectively, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles. The execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby to be executed and delivered by each of Buyer and Parent have been duly authorized by all necessary corporate action on the part of Buyer and Parent, respectively.

         Section 3.4. No Violation of Laws or Agreements. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Buyer and Parent, will not (a) contravene any provision of Buyer's or Parent's certificate of incorporation or bylaws; or (b) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any law, rule or regulation applicable to Buyer or Parent.

         Section 3.5. Brokerage. Buyer and Parent have not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission from Seller as a result of the transactions contemplated hereunder.

         Section 3.6. Consents. Except as set forth on Schedule 3.6, no consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, is required in connection with the execution and delivery by Buyer or Parent of this Agreement or the consummation by Buyer or

Parent of the transactions contemplated hereby or the conduct of the Business after the Closing without interruption or delay.

         Section 3.7. Litigation. There is no action or suit pending or, to Buyer's or Parent's knowledge, threatened which alone or in the aggregate with other actions and suits could reasonably be expected to restrict Buyer's or Parent's ability to carry out the transactions contemplated by this Agreement.

                                   ARTICLE IV

                          CERTAIN ADDITIONAL COVENANTS

         Section 4.1. Costs, Expenses and Taxes. Seller will pay all costs and expenses, including legal fees, in connection with its performance of and compliance with this Agreement, and all sales, transfer, documentary and similar taxes in connection with the delivery of the Acquired Assets to be made hereunder. Buyer will pay all costs and expenses, including legal fees, of Buyer's and Parent's performance of and compliance with this Agreement.

         Section 4.2. Covenant Not to Compete.

                  (a) For a period of five years (the "Restricted Period") from and after the Closing, neither Seller nor Williams nor any of their subsidiaries shall, anywhere in the world, (i) engage directly or indirectly in the Business,
(ii) solicit, interfere with or attempt to entice away from Buyer or any of its affiliates any individual who is, or was within one year of such solicitation, interference or enticement, an employee or independent contractor associated with the Business; provided that Williams shall have the right to (1) offer employment to Thomas Butwin during the 90 day period following the Closing Date and (2) solicit or hire Dan Johnston on a consulting basis from time to time during the Restricted Period, or (iii) directly or indirectly induce any customers of the Business to cease doing Business or lessen the amount of Business done with Buyer or its affiliates; provided that (x) passive ownership of not more than 5% of the outstanding stock of any company which engages in the Business, or (y) engaging in the AM General Hummer market, shall not, in and of itself, be a violation of this Section 4.2(a). The parties hereby acknowledge and agree that this Section 4.2(a) does not restrict any person who controls, is under common control with, or who after the Closing Date acquires control of Williams, from operating, owning, controlling or participating in a business which engages, directly or indirectly, in the Business.

                  (b) For a period of one year from and after the Closing Date, neither Buyer nor Parent nor any of their subsidiaries shall employ, directly or indirectly, Ronald Velat, whether as an employee, consultant, or otherwise, and whether or not paid for such services, to assist the Buyer or Parent in engaging directly or indirectly in the business of developing, promoting, manufacturing, and selling of adjustable pedal systems or electronic throttle controls in North America for Class 3 and above vehicles, and in Europe and Asia, vehicles above 5 tons, including but not limited to buses, trucks and recreational vehicles (the "Williams Business").

The parties hereby acknowledge and agree that this Section 4.2(b) does not restrict any person who controls, is under common control with, or who after the Closing Date acquires control of Parent, from operating, owning, controlling or participating in a business which engages, directly or indirectly, in the Williams Business.

                  (c) The existence of any claim which any person subject to a covenant not to compete may allege against any other party to this Agreement, whether based on this Agreement or otherwise, shall not prevent the enforcement of this covenant.

                  (d) The Restricted Period shall be tolled with respect to a person during any period of violation of this covenant not to compete by such person and during any other period required for litigation during which the enforcing party seeks to enforce this covenant against any such person.

                  (e) In the event that any of the covenants contained in this
Section 4.2 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court in such action. The parties hereto acknowledge that both the lengths of time and the geographic scope are considered by them to be reasonable given the nature of the Business and the Williams Business and necessary to the protection of such Business and the Williams Business.

                  (f) Seller and Williams acknowledge that Buyer is purchasing the goodwill of Seller and the covenants contained in Section 4.2(a) are essential to the protection of Buyer's investment in the Acquired Assets and Buyer would not purchase the Acquired Assets but for these covenants. The parties hereto agree that a breach of this Section 4.2 shall cause irreparable harm and that remedies at law for any breach or threat of breach of the provisions of this Section 4.2 shall be inadequate, and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Section
4.2 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which the parties may be entitled at law or in equity.

                  (g) For purposes of this Section 4.2, "subsidiary" shall mean, with respect to any person or entity, any entity which is owned or controlled by, directly or indirectly, or under common control with, such person or entity or one or more subsidiaries of that person or entity, or any combination thereof.

         Section 4.3. Confidential Information.

                  (a) After the Closing Date, Seller and Williams will treat and hold as confidential any confidential information concerning the Business and refrain from using any such confidential information except in connection with this Agreement, unless (i) compelled to disclose such confidential information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, or (ii) such confidential information is generally available to the public through no fault of Seller or Williams.

                  (b) After the Closing Date, Buyer and Parent will treat and hold as confidential any confidential information concerning the Williams Business and refrain from using any such confidential information except in connection with this Agreement, unless (i) compelled to disclose such confidential information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, or (ii) such confidential information is generally available to the public through no fault of Buyer or Parent.

(c) Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided however, that such disclosure may not be made to the extent required to be kept confidential to comply with any applicable federal or state securities laws; and provided further that (to the extent not inconsistent with the foregoing) such disclosure shall be made without disclosing the names or other identifying information of any party.

         Section 4.4. Indemnification by Seller and Williams. Subject to Sections 4.6 and 5.1, Seller and Williams hereby agree to indemnify, defend and hold harmless Buyer, Parent and their respective affiliates (without duplication) from and against:

                  (a) any Damages (defined below) arising out of or resulting from any inaccuracy or breach of representation or warranty of Seller or Williams contained in this Agreement or in any agreement or statement or certificate furnished or to be furnished to Buyer or Parent pursuant hereto or in connection with the transactions contemplated hereby;

                  (b) any Damages arising out of or resulting from any breach or nonfulfillment of any covenant or agreement of Seller or Williams contained in this Agreement or in any agreement or statement or certificate furnished or to be furnished to Buyer or Parent pursuant hereto or in connection with the transactions contemplated hereby;

                  (c) any Damages arising out of or relating to any Retained Liabilities described in Section 1.5(b); and

                  (d) any Damages arising out of or relating to any Retained Liabilities described in Section 1.5(a), 1.5(c), 1.5(d), 1.5(e), 1.5(f), 1.5(g) and 1.5(h).

For purposes of this Agreement, "Damages" means the aggregate amount of all damages, claims, losses, obligations, liabilities (including any governmental penalty, fines or punitive, consequential or incidental damages), deficiencies, interest, costs and expenses arising out of or relating to a matter and any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing, defending or responding to any litigation or proceeding, commenced or threatened) incident to such matter or to the enforcement of this Agreement.

         Section 4.5. Indemnification by Buyer and Parent. Subject to Sections
4.6 and 5.1, Buyer and Parent hereby agree to indemnify and hold harmless Williams, Seller, and their respective affiliates (without duplication) from and against:

                  (a) any Damages arising out of or resulting from any inaccuracy or breach of representation or warranty of Buyer and Parent contained in this Agreement or in any agreement or statement or certificate furnished or to be furnished to Williams or Seller pursuant hereto or in connection with the transactions contemplated hereby;

                  (b) any Damages arising out of or resulting from any breach or nonfulfillment of any covenant or agreement of Buyer and Parent contained in this Agreement or in any agreement or statement or certificate furnished or to be furnished to Williams or Seller pursuant hereto or in connection with the transactions contemplated hereby; and

                  (c) any Damages arising out of or relating to any Assumed Liabilities.

         Section 4.6. Indemnification Procedures.

                  (a) A party seeking indemnification pursuant to Section 4.4 or
Section 4.5 of this Agreement (an "Indemnified Party") shall give prompt written notice, but in no event less than 30 days notice, to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding by a third party which is not an affiliate of any party hereto in respect of which indemnity may be sought hereunder (a "Third Party Claim"), and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby.

                  (b) The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement or assertion of any Third Party Claim in respect of which indemnity may be sought hereunder, to assume and conduct the defense of such Third Party Claim with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that (i) the defense of such Third Party Claim by the Indemnifying Party will not, in the judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; and (ii) the Indemnifying Party has sufficient financial resources, in the judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; and (iii) the Third Party Claim seeks and continues to seek solely monetary damages; (the conditions set forth in clauses (i) through (iii) are collectively referred to as the "Litigation Conditions"). If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section 4.6, the Indemnified Party may continue to defend the Third

Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 4.6, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) the Litigation Conditions cease to be met, or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith.

                  (c) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Agreement.

                  (d) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim (i) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Third Party Claim, or (ii) which grants any injunctive or equitable relief, or (iii) which may reasonably be expected to have a material adverse effect on the affected business of the Indemnified Party. The Indemnified Party shall have the right to settle any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party, with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

                  (e) Amounts payable in respect of indemnification obligations of the parties shall be treated as an adjustment to the Purchase Price. Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. Any amount payable in respect of indemnification obligations pursuant to this Agreement shall accrue interest from the date that damages were paid to a third party or otherwise actually incurred through the date on which payment is made in full, at the rate of interest referenced in Section 1.2(d)(iv).

                  (f) No action or claim for Damages arising out of or resulting from a breach of representations or warranties shall be brought or made after the expiration of the period set forth in Section 5.1 (and any such action or claim is irrevocably waived); provided, however, that the foregoing time limitations shall not apply to any such claims which have been the subject of a written notice from Buyer or Parent to Williams or Seller, or from Williams or Seller to Buyer or Parent, as the case may be, prior to expiration of such period, which notice specifies in reasonable detail the nature and basis for such claim.

                  (g) No Indemnified Party shall be entitled to indemnification under Section 4.4(a), 4.4(c) or 4.5(a) hereunder, as applicable, for Damages incurred as a result of any breach of representations and warranties in this Agreement unless and until the aggregate amount of Damages which may be asserted under Section 4.4(a), 4.4(c) or 4.5(a) hereunder, as applicable, exceeds (on a one time basis only) the Threshold Amount, at which time the Indemnified Party will have the right to indemnification for all Damages incurred to the extent of such excess. Notwithstanding anything to the contrary in this Agreement, the indemnification obligations of Buyer and Parent under Section 4.5(a), on the one hand, and Williams and Seller under Sections 4.4(a), 4.4(c) and 4.11 on the other hand, shall not exceed $[2,000,000]. Notwithstanding anything to the contrary in this Agreement, Buyer, Parent, Williams and Seller shall only have obligations under Sections 4.4 and 4.5 hereunder, as applicable, in respect of direct and indirect damages and shall not have any obligations in respect of specific performance or punitive damages. As used herein, the "Threshold Amount" means an amount equal to $100,000.

                  (h) Limitation on Liability. Absent fraud, as between Seller and Williams, on the one hand, and Buyer and Parent, on the other hand, and subject to Section 4.2 hereof, the rights and obligations set forth in Sections 4.4, 4.5 and 4.6 will be the sole and exclusive rights, obligations and remedies with respect to this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated thereby. Without limiting the generality or effect of the foregoing, absent fraud, each of the parties to this Agreement hereby (i) waives any claim or cause of action which it otherwise might assert, including without limitation under the common law or federal or state securities, trade regulation, environmental or other laws, by reason of this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby or thereby except for claims or causes of action brought under and subject to the terms and conditions of Sections 4.4, 4.5 and 4.6 and (ii) agrees that, regardless of the foregoing provisions, no party will have any liability or obligation in respect of any claim or cause of action that is or may be brought except in respect of an indemnifiable loss, and then only to the extent expressly provided in Sections 4.4, 4.5 and 4.6.

         Section 4.7. Collection of Receivables. Seller shall, by letter prepared by Buyer (the "Letter"), irrevocably authorize, instruct and direct that the account parties of all accounts, notes and receivables constituting Acquired Assets (such parties, the "Account Parties") shall make and deliver all payments relating thereto to such location, bank and account (the "Lockbox Account") as Buyer shall specify. The Letter shall cover all such matters as Buyer shall reasonably determine. If, notwithstanding such Letter, any of the Account Parties remit payments directly or indirectly to Seller instead of to the Lockbox Account, Seller agrees that it shall promptly (and in any event no later than seven business days following receipt) deliver all such payments (including but not limited to negotiable instruments which shall be duly endorsed by Seller to the order of Buyer) to Buyer. Seller hereby irrevocably designates, makes, constitutes and appoints Buyer (and all persons designated by Buyer) as its true and lawful attorney-in-fact to do any of the following in the sole discretion of Buyer: to receive, give receipts for, take, endorse, assign, deliver, deposit, demand, collect, sue on, compound, and give acquittance for any and all information, documents, payments forms (including without limitation negotiable and non-negotiable instruments) and proceeds received by Buyer via the Lockbox or from Seller that relate to the accounts, notes and receivables constituting Acquired

Assets of the Account Parties. For a period of one hundred eighty days after the Closing, Seller shall use reasonable efforts to assist Buyer in collecting in full from Account Parties all amounts owed pursuant to all accounts, notes and receivables constituting Acquired Assets.

         Section 4.8. Access and Assistance Post-closing.

                  (a) Seller, Buyer and Parent shall cooperate fully with each other after the Closing so that each party has reasonable access to the business records, contracts and other information existing prior to and at the Closing Date and relating in any manner to the Acquired Assets (whether in the possession of Seller or Buyer).

                  (b) Buyer and Parent shall reasonably assist Williams and Seller and their respective accountants and other authorized representatives in the conduct and preparation of the audit for the fiscal year of Williams and Seller ending September 30, 2003.

                  (c) Until October 31, 2003, Buyer shall be entitled to reasonably use Williams' "wmco.com" email accounts to the extent necessary or desirable to operate the Business.

         Section 4.9. Product Recalls, Campaigns and Service Bulletins. Pursuant to Section 1.5(c), Seller is retaining any product liability of any nature in respect of products manufactured by Seller on or prior to the Closing Date. Accordingly, Seller (and not Buyer or Parent) shall deal directly with the appropriate parties in connection any product recalls, campaigns and service bulletins in respect of products manufactured by Seller on or prior to the Closing Date. Buyer and Parent agree that (a) if requested by Seller to replace any such product and (b) such product or a reasonable substitute thereof is in the then current catalog of the Business, Buyer (or Parent) shall replace such product. Seller shall reimburse Buyer (or Parent) in an amount equal to the price of such product as reflected on the then current price sheet of the Business, plus Buyer's (or Parent's) actual costs of packing, shipping and other similar costs associated with replacing such product. Buyer and Parent further agree that (x) if requested by Seller to rework such product and (y) such reworking is consistent with the then current services of the Business, Buyer (or Parent) shall rework such product. Seller shall reimburse Buyer (or Parent) in an amount equal to the sum of (1) the product of (A) Buyer's actual costs of reworking such product and (B) 100% plus the gross profit percentage originally attributable to such product, and (2) Buyer's (or Parent's) actual costs of packing, shipping and other similar associated costs. Buyer and Parent shall cooperate fully with Seller so that Seller has reasonable access to business records, contracts and other information necessary or desirable in dealing with any product recall, campaign or service bulletin.

         Section 4.10. Warranties. Pursuant to Section 1.5(c), Seller is retaining warranty claims of any nature in respect of products manufactured by Seller on or prior to the Closing Date. Nevertheless, for the four year period following the Closing Date (the "Warranty Administration Period"), Buyer (or Parent) shall deal directly with the appropriate parties in connection with warranties in respect of products manufactured by Seller on or prior to the Closing Date and after such Warranty Administration Period the parties agree to renegotiate the administration of such warranty claims. Seller agrees that they will reimburse Buyer (or Parent) for payments made in satisfaction of such warranty claims. To the extent that warranty claims validly submitted for reimbursement by Buyer (or Parent) during the Warranty Administration Period do not exceed Three Hundred Thousand Dollars ($300,000.00) then Seller shall transfer to Buyer fifty percent of the difference between (i) the total warranty claim amounts validly submitted to Seller for reimbursement during the Warranty Administration Period and (ii) Three-Hundred Thousand Dollars ($300,000.00). To the extent that warranty claims during the Warranty Administration Period exceed Three-Hundred Thousand Dollars ($300,000.00) Seller shall continue to be responsible to reimburse Buyer (or Parent) for payments made in satisfaction of such warranty claims. Notwithstanding anything to the contrary contained in this Section 4.10, any warranty claims relating to the Club Car Pedal System shall not be subject to the provisions of this Section 4.10, but instead shall be governed solely by the provisions of Section 4.11, below.


         Section 4.11. Club Car Contract. If during the period beginning with the launch of the Club Car Pedal System and terminating sixty days thereafter, start-up or launch costs are incurred by Buyer, Seller agrees to reimburse Buyer for fifty percent (50%) of such costs in excess of Fifty Thousand Dollars ($50,000.00). If during the period beginning sixty-one days after the launch of the Club Car Pedal System and terminating March 31, 2005, there are any actual warranty claims made to Buyer, to the extent such claims are related to any defect in design as of the Closing Date of the Club Car Pedal System, Seller agrees to reimburse Buyer for fifty percent (50%) of the actual costs resulting from such claims in excess of One-Hundred Thousand Dollars ($100,000.00). Buyer shall notify Seller in writing with reasonable specificity of the nature and quantity of such claims.

         Section 4.12. Consents and Approvals.

                  (a) Each of the parties hereto shall use its best efforts to
(i) obtain as promptly as practicable all consents, authorizations, approvals and waivers required in connection with the consummation of the transactions contemplated by this Agreement under any federal, state, local or foreign law or regulation, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby and (iii) effect all necessary registrations and filings and submissions of information requested by any Governmental Body. The parties hereto further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to respectively use their best efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

                  (b) Each party hereto shall promptly inform the other of any material communication from the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Body regarding any of the transactions contemplated hereby. If any party hereto or any affiliate thereof receives a request for additional information or documentary material from any such Governmental Body with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

         Section 4.13. Filings. Promptly after the execution of this Agreement, each of the parties hereto shall prepare and make or cause to be made any required filings, submissions and notifications under the laws of any domestic or foreign jurisdiction to the extent that such filings are necessary to consummate the transactions contemplated hereby and will use its best efforts to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing.

         Section 4.14. Employment and Employee Benefits. (a) Effective as of 12:01 am on the Closing Date (the "Termination Effective Time"), Seller shall cause the employment with Seller of all employees of the Business ("Business Employees"), except Disabled Employees or Workers' Compensation Employees (as defined below), to be terminated and Buyer shall offer employment, effective immediately, subject to completion of an application, verification of eligibility to work in the United States, passing any applicable drug-testing and any other requirement of law, to all such Business Employees on terms and conditions as determined by Buyer. As of the Termination Effective Time, Business Employees shall cease to accrue or enjoy benefits under the Benefit Plans and shall commence accrual of benefits and participation in those compensation and employee benefit plans and benefit arrangements maintained by Buyer in which they are eligible to participate in accordance with the terms of such plans. Seller shall be solely responsible for any liability, claim or expense with respect to employment, termination of employment, compensation or employee benefits of any nature (including, but not limited to the benefits to be provided under the Benefit Plans) owed to any Business Employees (or the beneficiary of any Business Employee) that arises out of or relates to the employment relationship between the Seller and any such employee or former employee prior to the Termination Effective Time or the termination of such relationship. Without limiting the foregoing, Seller shall be responsible for
(1) the payment of any severance payment or benefits that become due to any employee or former employee as a result of the termination of such employee or former employee by Seller and (2) subject to Buyer's obligations in this Section 4.14, COBRA coverage for employees of the Business and their covered dependents who had or have a loss of coverage due to a "qualifying event" (within the meaning of Section 603 of ERISA) due to a termination of employment by Seller (including termination of employment contemplated by this Agreement). Seller shall not take any action or cause any action to be taken that would trigger liability to Buyer with respect to any M&A qualified beneficiary within the meaning of Section 54.4980B-9 of the Treasury Regulations. Buyer shall not continue or assume any employee benefit plan or program of the Business (including, but not limited to the Benefit Plans). From and after the commencement of their employment with Buyer, Buyer agrees to provide coverage under Parent's employee health insurance plan to all of the Business Employees to the same extent provided to similarly situated employees of Buyer.

                  (b) Business Employees who are on short-term disability leave as of the date of Closing ("Disabled Employees") or who are on leave under applicable workers' compensation laws ("Workers' Compensation Employees") shall not be employed by Buyer as of the Closing Date, and shall remain employees of Seller and covered under any applicable Benefit Plans in accordance with their terms. Any Disabled Employee or Workers' Compensation Employee who, after the Closing Date, becomes eligible for long-term disability benefits under the applicable long-term disability Benefit Plan shall be covered by such plan in accordance with its terms. If any Disabled Employee or Workers' Compensation Employee ceases to be eligible for short-term disability benefits under the applicable Benefit Plan within the 90-day period that begins on the Closing Date, Buyer shall, subject only to completion of an application for employment, verification of legal status to work in the United States, and any required drug screening, hire such Disabled Employee who, with or without reasonable accommodations as required by the Americans with Disabilities Act of 1990, can perform the essential functions of any open position(s) similar to the position such Disabled Employee or Workers' Compensation Employee held immediately prior to becoming disabled or eligible for workers' compensation leave, as applicable.

                  (c) Nothing herein, expressed or implied, shall confer upon any current or former Business Employees, any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement.

         Section 4.15. WARN Act Notice. In respect of notices and payments relating to events occurring on or prior to the Closing, Seller shall be responsible for and assume all liability for any and all notices, payments, fines or assessments due to any government authority, pursuant to any applicable federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees by Seller as of or before the Closing, including but not limited to the Worker Adjustment and Retraining Notification Act and any rules or regulations as have been issued in connection with the foregoing (jointly, the "WARN Act"). Likewise, in respect of notices and payments relating to events occurring after the Closing, Buyer shall be responsible and assume all liability for any and all notices, payments, fines or assessments due to any government authority, pursuant to any applicable federal, state or local law, common law, statute, rule or regulation, including but not limited to the WARN Act, with respect to the employment, discharge or layoff of employees employed by Buyer after the Closing.

         Section 4.16. Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any applicable bulk sale or bulk transfer laws of any jurisdiction ("Bulk Sales Law") in connection with the sale to Buyer of the Acquired Assets, and Seller hereby indemnifies, waives and releases Buyer and Parent from any liabilities that may result under any Bulk Sales Law.

         Section 4.17. Pre-Closing Environmental Liabilities.

                  (a) Pursuant to Section 1.5(f), Seller is retaining all Pre-Closing Environmental Liabilities (as defined in Section 2.12). Accordingly, Seller (and not Buyer or Parent) shall deal directly with the appropriate parties in connection with the Pre-Closing Environmental Liabilities, including, without limitation, Governmental Bodies that involve the release or threat of release of Hazardous Substances, but not otherwise including issues of non-compliance with Environmental Laws affecting on-site operations of the Buyer. Seller shall diligently and expeditiously take all appropriate and necessary actions required under applicable Environmental Laws to fully resolve the Pre-Closing Environmental Liabilities in accordance with the Appropriate Remediation Standard and in the time period and deadlines required by applicable Environmental Laws or any Governmental Body with jurisdiction. Buyer shall have the right to participate in any meetings and telephone calls held between Seller and any Governmental Body or a third party claimant relating to the actions required to address a Pre-Closing Environmental Liability in any instance where Buyer may incur Damages if Seller fails to appropriately address such Pre-Closing Environmental Liability or where any action by Seller could adversely affect Buyer's use or operations of any Site (as defined, below). Prior to Seller's submission of any documents to such agencies regarding such liability, Buyer shall have the reasonable opportunity under the circumstances taking into account applicable regulatory deadlines to consult with and comment to Seller on such submissions. Seller shall address any and all reasonable comments of Buyer on any such submissions to a Governmental Body, including, without limitation, any proposed Remedial Actions (as defined, below); provided that the result of addressing such comments does not unreasonably increase the cost or expense of the proposed action by Seller. Seller shall provide Buyer with copies of all proposed and final submissions, Remedial Action plans and results of sampling in a reasonable time for Buyer to review any such proposed submissions prior to submission. Buyer shall review and comment upon any proposed submissions within a reasonable time under the circumstances taking into account applicable regulatory deadlines, Buyer shall not contact any applicable Governmental Bodies for the purpose of intentionally discussing the matters set forth herein which Seller is performing to resolve a Pre-Closing Environmental Liability independent of Seller unless Buyer is required by applicable Environmental Laws or a Governmental Body with jurisdiction to do so. In the event representatives of Buyer are asked to discuss any such Pre-Closing Environmental Liability when contacting a Governmental Body for an independent reason, Buyer's representatives shall make good faith efforts to ask the Governmental Body to postpone the discussion until the Seller can have appropriate representation for such discussion. All Remedial Actions shall meet the Appropriate Remedial Action Standard.

                  (b) Seller, its engineers, consultants and agents, shall have the right to enter upon any of the sites leased, owned or occupied by Buyer that are the subject of the Pre-Closing Environmental Liabilities (the "Sites"), during reasonable business hours and upon prior reasonable notice to Buyer, to undertake all such response actions, investigations, monitoring and remediation ("Remedial Actions") as are reasonably necessary to resolve the Pre-Closing Environmental Liabilities, using such methods as Seller deems appropriate, in its reasonable discretion to meet the Appropriate Remedial Action Standard and otherwise in compliance with applicable Environmental Laws; provided that such access does not unreasonably interfere with Buyer's use of the Sites. Buyer shall provide Seller with adequate space on the Sites, in such location or locations as Seller and Buyer reasonably agree, for Seller's use in the performance of the Seller's obligations hereunder, including, without limitation, for the temporary storage of materials used or removed from the ground in the performance of Seller's obligations and for the placement of remediation systems to be utilized by Seller in the performance of Seller's obligations, provided that such storage and use of space is in compliance with applicable Environmental Laws and does not unreasonably interfere with Buyer's operations or use of the Property. Buyer shall at all times during the term of this Agreement conduct its business operations on the Sites in a manner so as not to unreasonably interfere with Seller's activities performed pursuant to this Section 4.17. In the event that the Seller, its engineers, consultants or agents are denied access to a Site in violation of the terms of this Agreement, and such wrongful denial of access continues for a period of thirty days (30) after written notice thereof by Seller to Buyer, Seller shall be relieved of the obligation under this Agreement for which access was denied. Upon completion of Seller's obligations, Seller, at its sole cost, shall remove its equipment and restore any portions of the Sites which were disturbed by Seller in connection with Seller performing its obligations as near as reasonably possible to the in conditions immediately prior to such disturbance. Seller and Buyer agree to cooperate and work together in good faith in Seller's fulfillment of its obligations pursuant to this
Section 4.17. Seller and its engineers, consultants and agents shall use their reasonable best efforts to avoid and minimize any harm to any persons or damage to real or personal property.

                  (c) Seller shall further be entitled access to all relevant, non-privileged records and other documents in possession of Buyer or anyone under Buyer's control reasonably necessary or appropriate for Seller to address any Pre-Closing Environmental Liabilities and Seller shall be entitled to make copies of such reports or other documentation. Buyer and Seller shall each promptly provide the other with copies of any correspondence or information regarding claims that could reasonably be expected to result in Damages that arise out of, result from or relate to Pre-Closing Environmental Liabilities.

                  (d) "Appropriate Remedial Action Standard" shall mean the most stringent, publicly available and routinely applied applicable remediation standards under applicable Environmental Laws imposed by any applicable Governmental Body with jurisdiction consistent with the current non-residential use of the property assuming a prohibition on the use of groundwater and institutional controls that do not unreasonably interfere with Buyer's current use of the property which (i) shall not materially impair Buyer's use or operations on the property, (ii) is necessary to resolve a third-party claim (if applicable), and (iii) conform to the requirements of the lessor for the site in Sarasota, Florida, as more particularly described in Section 4.17(g). In the event a Governmental Body does not impose such a standard, then an applicable remediation standard which otherwise meets the requirements specified in the preceding sentence and which has been published or promulgated by the Governmental Body with jurisdiction as of the date of the Remedial Action shall be presumed to apply.

                  (e) Provided that Seller is proceeding in addressing a Pre-Closing Environmental Liability in compliance with applicable Environmental Laws, applicable deadlines and this Section 4.17, Buyer shall not take any actions to address such Pre-Closing Environmental Liability that results in costs or expenses for which it would be entitled to seek indemnification pursuant to Section 4.4. Nothing contained herein shall prohibit or prevent Buyer from effecting at Seller's cost any Remedial Action which is required to be taken or to be made by Seller under this Agreement but which Seller fails to take (or to make) in a reasonably timely fashion after reasonable notice and opportunity to cure, under the circumstances, has been given by Buyer to Seller and which Remedial Action is required by a Governmental Body with jurisdiction, applicable Environmental Laws or is necessary to prevent a threat to public or employee health or safety or a threat of injury to property.

                  (f) Buyer shall not conduct or permit or allow (where within the control of Buyer) any third party to conduct any surface or subsurface environmental sampling or investigation of soils or groundwater on any property now or previously owned, operated or leased by Seller in connection with the Business or any geotechnical sampling or investigation except where based upon a good faith plan of Buyer to construct improvements on any such property, until after the first anniversary of the Closing Date, except where required under applicable Environmental Laws or any permits, certificates, licenses, approvals, orders issued or legal demands made pursuant to such Environmental Laws by a Governmental Body or in response to a claim or a demand by a third party including any applicable lessor. Buyer shall provide Seller with fifteen (15) days advanced notice of any proposed environmental sampling or investigation proposed by Buyer or any third party if known by Buyer, except in the event of an emergency or some shorter period imposed by the applicable Environmental Law or permit, certificate, license, approval or order issued or demands made pursuant thereto or third party claims (including those imposed by a lessor) in which case such notice shall be provided as early as reasonably practical prior to the proposed sampling or investigation. Buyer shall not be entitled to indemnification pursuant to Section 4.4 and Seller shall have no obligation pursuant to this Section 4.17 or otherwise under this Agreement for the costs of any surface or subsurface environmental or geotechnical sampling or investigation performed on any property now or previously owned, operated or leased by Seller in connection with the Business between the Closing Date and the first anniversary of the Closing Date in material violation of the prohibition of this Section 4.17(f), including, without limitation, the notice requirements for such sampling or investigation as provided in this Section 4.17(f).

                  (g) Notwithstanding any other provision of this Section 4.17 to the contrary, Seller agrees that in performing its obligations pursuant to Sections 4.4 and/or 4.17 regarding Pre-Closing Environmental Liabilities at the Sarasota, Florida site, Seller shall comply with the rights and obligations imposed by Section 9.3 of the Lease Agreement dated as of March 1, 2000 by and between CFI Manufacturing, Inc. and Aptek Williams, Inc. with respect to providing the landlord with the right to participate in legal proceedings or actions and in obtaining landlord's right to consent to Remedial Action and any settlement agreement, consent decree or other compromise. Seller agrees that the landlord's failure to provide its consent to such matters shall not constitute a violation by Buyer of any provision of this Agreement nor otherwise excuse Seller's obligations with respect to Pre-Closing Environmental Liabilities. Buyer agrees to reasonably cooperate with Seller and to assert any reasonable arguments proposed by Seller, at Seller's sole cost and expense, against the landlord if the landlord fails or declines to provide a requested consent.

                  (h) Buyer shall promptly notify Seller upon learning of a Pre-Closing Environmental Liability that involves non-compliance with Environmental Laws affecting on-site operations. Buyer shall diligently and expeditiously take all appropriate actions under applicable Environmental Laws to fully resolve such Pre-Closing Environmental Liability. Buyer shall act in good faith in taking such actions and seeking a commercially reasonable resolution of the Pre-Closing Environmental Liability. So long as Seller is in compliance with its indemnification obligations pursuant to Section 4.4 with respect to such Pre-Closing Environmental Liability, Buyer shall keep Seller informed of the progress of the matter, provide Seller with relevant non-privileged documentation regarding the matter and consider reasonable comments of Seller with regard to the resolution of such Pre-Closing Environmental Liability.

                  (i) Seller shall have the right, but not the obligation, for a period of thirty (30) days after Closing to engage a consultant to perform soil sampling in the area of the general waste dumpster on the southwestern corner of the Sarasota, Florida property. Seller shall promptly provide Buyer with copies of any reports and lab data generated by Seller's consultant performing such sampling.

                                    ARTICLE V

                                  MISCELLANEOUS

         Section 5.1. Nature and Survival of Representations. The representations, warranties, covenants and agreements of Buyer, Parent and Seller contained in this Agreement, and all statements contained in this Agreement or any exhibit or schedule hereto or any certificate, financial statement or report or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, shall be deemed to constitute representations, warranties, covenants and agreements of the respective party delivering the same. All such representations, warranties, covenants and agreements shall survive until the first anniversary of the Closing Date. Seller acknowledges that its representations and warranties in this Agreement shall not be affected or mitigated by any investigation conducted by Buyer, Parent or their representatives prior to Closing or any knowledge of Buyer or Parent.

         Section 5.2. Knowledge. As used in this Agreement, "Seller's knowledge" includes the actual knowledge of Eugene Goodson, Dennis Bunday, Tom Dunlap, Ken Pyle and Ronald Velat.

         Section 5.3. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or, if sent via facsimile, upon receipt of confirmation of good transmission, or if mailed, when mailed by United States first-class, certified or registered mail, postage prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by any party to the other):

                  If to Buyer or Parent, to:

                             Teleflex Incorporated
                             155 South Limerick Road
                             Limerick, PA  19468
                             Attention: Steven K. Chance, Esq.
                                          Facsimile:  610-948-0811

                  With required copies to:

                             Dechert LLP
                             4000 Bell Atlantic Tower
                             1717 Arch Street
                             Philadelphia, PA 19103
                             Attention: Christopher G. Karras, Esq.
                                          Facsimile: 215-994-2222

                  If to Seller, to:

                             Williams Controls, Inc.
                             14100 SW 72nd Avenue
                             Portland, OR  97224
                             Attention: Dennis Bunday
                                          Facsimile:  503-624-3812

                  with a required copy to:

                             McGuireWoods LLP
                             1750 Tysons Boulevard, Suite 1800
                             McLean, Virginia 22102
                             Attention: Robert G. Marks, Esq.
                                          Facsimile: 703-712-5050

         Section 5.4. Successors and Assigns. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns.

         Section 5.5. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to principles of conflicts of laws.

         Section 5.6. Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

         Section 5.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

         Section 5.8. Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

         Section 5.9. Amendment and Waiver. The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, (b) waive any inaccuracies in representations by any other party, (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

         Section 5.10. Entire Agreement. This Agreement and the Schedules and Exhibits hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except for the agreement letter dated September 4, 2003 among Parent and Seller which shall remain in full force and effect.

         Section 5.11. Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

         Section 5.12. Public Announcement. Prior to the Closing, except for any public disclosures required by law, all public announcements (whether oral or written) or written statements concerning this Agreement or the transactions contemplated hereby shall be prepared jointly by the parties.

                  IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement the day and year first above written.


                             PROACTIVE ACQUISITION CORPORATION




                             BY:      ______________________________
                                      Name:
                                      Title:

                             WILLIAMS CONTROLS, INC.




                             BY:      ______________________________
                                      Name:
                                      Title:

                             TELEFLEX INCORPORATED




                             BY:      ______________________________
                                      Name:
                                      Title:

                             TELEFLEX AUTOMOTIVE INCORPORATED



                             BY:      ______________________________
                                      Name:
                                      Title:

                                    EXHIBIT C
                                    ---------

                     INTELLECTUAL PROPERTY LICENSE AGREEMENT
                     ---------------------------------------

         This is an INTELLECTUAL PROPERTY LICENSE AGREEMENT ("Agreement") dated September 30, 2003, by and between Williams Controls, Inc., a Delaware corporation ("Williams"), Aptek Williams, Inc., a Delaware corporation ("Aptek"), Proactive Acquisition Corporation, a Michigan corporation ("Seller"), Teleflex Incorporated, a Delaware corporation ("Parent") and Teleflex Automotive Incorporated, a Delaware corporation ("Buyer").

         In consideration of the mutual promises contained herein and in the Asset Purchase Agreement (as defined below), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows.

                                    ARTICLE 1
                                    ---------

                                   BACKGROUND
                                   ----------

         1.1 Williams, Seller, Parent and Buyer have entered into an Asset Purchase Agreement as of the date hereof (the "Asset Purchase Agreement"), which provides for the sale by Seller and the purchase by Buyer of certain of the assets used in the operations of the Business (as defined in Asset Purchase Agreement).

         1.2 In connection with and in furtherance of the transactions contemplated by the Asset Purchase Agreement, Buyer desires to acquire, or to acquire the right to use, certain Intellectual Property relating to the Business as specified herein, and Aptek, Williams and Seller have agreed to transfer or otherwise make available to Buyer such intellectual property, and Buyer has agreed to make certain intellectual property available to Williams.

                                    ARTICLE 2
                                    ---------

                                   DEFINITIONS
                                   -----------

         2.1 Except as otherwise provided expressly in this Agreement, the definitions and rules of construction as set forth in the Asset Purchase Agreement are incorporated herein by reference.

         2.2 "AUTOMOTIVE AND LIGHT TRUCK MARKETS" means, in North America, Class 1 and Class 2 passenger cars and light truck vehicles (as such classes are described on Schedule 2.2 of this Agreement) and, in Europe, and Asia, as 0 to 5 ton passenger cars and light truck vehicles.

         2.3 "ENTITIES" shall mean all corporations, companies, joint ventures, or partnerships.

         2.4 "HYSTERESIS PATENTS" means the patents relating to manual control apparatus using a Hysteresis mechanism to replicate the feel of a pedal having a mechanical linkage identified in Schedule 2.4 of the Agreement (which Schedule contains an accurate and complete list of all of the Hysteresis Patents, to the best of Williams', Aptek's and Seller's knowledge), together with all patents issuing from any now pending or future filed patent application claiming priority to, or based in whole or part on, any of the patents listed in this Schedule, including without limitation any and all Letters Patents of the United States or any other Country issuing therefrom, including (without limitation) any continuation, continuation-in-part, division, renewal, or substitute thereof, all patents granted thereon, and all reissues, extensions, reexaminations and renewals thereof.

         2.5 "LICENSED ADJUSTABLE PEDAL PATENTS" means the patents, U.S. and foreign, now existing and/or issued in the future, owned by Parent or its subsidiaries covering a pedal (including without limitation electronic pedals) supported in an operational position for operational movement between rest and applied positions and an adjustment mechanism for adjusting the operational position of the pedal, including a license to make, use or sell an accessory or add-on only in combination with such a licensed adjustable pedal mechanism; provided, however, that no license is granted incorporating a straight-axis adjustment mechanism for adjusting the operational position of the pedal along a straight adjustment axis with or without such accessory or add-on.

         2.6 "LTCC PATENTS" means the patents relating to low temperature, co-fired ceramic sensors used on electronic throttle controls identified in
Schedule 2.6 of this Agreement (which Schedule contains an accurate and complete list of all of the LTCC Patents, to the best of Williams', Aptek's and Seller's knowledge), together with all patents issuing from any now pending or future filed patent application claiming priority to, or based in whole or part on, any of the patents listed in this Schedule, including without limitation any and all Letters Patents of the United States or any other Country issuing therefrom, including (without limitation) any continuation, continuation-in-part, division, renewal, or substitute thereof, all patents granted thereon, and all reissues, extensions, reexaminations and renewals thereof.

         2.7 "MEDIUM AND HEAVY VEHICLE MARKETS" means, in North America, Class 3 and above vehicles and, in Europe, and Asia, as vehicles above 5 tons, including but not limited to buses, trucks and recreational vehicles.

         2.8 "MULTI-TRACK SENSOR PATENTS" means the patents relating to use of relatively fixed, multiple tracks for throttle control sensors identified in
Schedule 2.8 of this Agreement, (which Schedule contains an accurate and complete list of all of the Multi-track Sensor Patents, to the best of Williams' and Seller's knowledge) together with all patents issuing from any now pending or future filed patent application claiming priority to, or based in whole or part on, any of the patents listed in this Schedule, including without limitation any and all Letters Patents of the United States or any other Country issuing therefrom, including (without limitation) any continuation, continuation-in-part, division, renewal, or substitute thereof, all patents granted thereon, and all reissues, extensions, reexaminations and renewals thereof.

         2.9 "THIRD PARTY" means any corporation, company, person, or other entity, other than the parties hereto.

         2.10  "TELEFLEX  LICENSED  FIELDS" means the  development,  production, manufacture, marketing and sale of electronic throttle control modules, electronic throttle control sensors and position sensors for the Automotive and Light Truck Markets, as defined above.

         2.11 "WILLIAMS LICENSED FIELD" means the development, promotion, manufacture, marketing and sale of adjustable pedal systems for the Medium and Heavy Vehicle Markets as defined above.

                                    ARTICLE 3
                                    ---------

                                LICENSES TO BUYER
                                -----------------

         3.1 Aptek grants to Buyer a paid-up, worldwide, irrevocable, exclusive right and license under the LTCC Patents to make, use, sell, offer for sale and import products in the Teleflex Licensed Fields.

         3.2 Aptek grants to Buyer a paid-up, worldwide, irrevocable, non-exclusive right and license under the LTCC Patents to make, use, sell, offer for sale and import products for on-water applications outside of the Teleflex Licensed Fields and the Williams Licensed Fields.

         3.3   Williams   grants  Buyer  a  paid-up,   worldwide,   irrevocable,
non-exclusive right and license under the Multi-track Sensor Patents to make, use, sell, offer for sale and import products in the Teleflex Licensed Fields and in the following markets: (a) off-road vehicles, (b) in North America, Class 3 through Class 6 vehicles, and (c) in Europe and Asia, vehicles from 5 to 15.9 tons, including but not limited to buses, trucks and recreational vehicles.

         3.4  Aptek   grants  to  Buyer  a   paid-up,   worldwide,   irrevocable
non-exclusive right and license under the Hysteresis Patents to make use, sell, offer for sale, and import products in the Teleflex Licensed Fields.

         3.5 Aptek and Williams agree that they will not grant any license under the Hysteresis Patents and Multi-track Sensor Patents in the future to any person or Entity other than Buyer or its affiliates for use in the Teleflex Licensed Fields without obtaining prior written consent from Buyer. Williams, Aptek and Seller further agree not to sue Buyer for infringement of the Multi-track Sensor Patents anywhere in the world where Buyer has a license pursuant to this Agreement.

                                    ARTICLE 4
                                    ---------

                               LICENSES TO SELLER
                               ------------------

         4.1 Buyer and Parent grant to Williams a paid up, worldwide, irrevocable, non-exclusive right and license under the Licensed Adjustable Pedal Patents to make, use, sell, offer for sale and import products in the Williams Licensed Fields. Such license shall be royalty free except where Buyer is obligated to pay a royalty or other compensation to Gilbert A. Cox, John Melstrom and Charles A. Brethen, III and successors other than Parent or Buyer, in which case such royalty shall be paid by Williams.

         4.2 Buyer and Parent agree not to grant any license under the Licensed Adjustable Pedal Patents, or any patent which would be a Licensed Adjustable Pedal Patent but for the proviso in the definition thereof, in the future to any party or Entity other than Williams for use in the Williams Licensed Fields without obtaining prior written consent from Williams. Buyer further agrees not to sue Williams for infringement of the Licensed Adjustable Pedal Patents anywhere in the world where Williams has a license pursuant to this Agreement.

                                    ARTICLE 5
                                    ---------

              MUTUAL RELEASE OF PAST CLAIMS OF PATENT INFRINGEMENT
              ----------------------------------------------------

         5.1 The parties, for and on behalf of themselves and their respective legal representatives, employees, officers, directors, principals, agents, successors, affiliates, divisions and assigns, each hereby irrevocably release and forever discharge each other, their predecessors, officers, directors, employees, shareholders, subsidiaries, divisions, agents, distributors, suppliers, contractors and all customers of each of the foregoing (whether direct or indirect) from any and all claims, actions, causes of action, suits, controversies, damages, demands, duties, rights, obligations, liabilities, adjustments, responsibilities, infringements, judgments, trespass and demands whatsoever, in law or in equity, whether known or unknown, suspect or unsuspected to exist, actually or later acquired, or which were made, could have been made or could be made in the future, arising out of the Licensed Adjustable Pedal Patents, or any Patent which would be a Licensed Adjustable Pedal Patent but for the proviso in the definition thereof, the Hysteresis Patents, the LTCC Patents and the Multi-track Sensor Patents, including without limitation for direct, indirect, contributory or inducing infringement, by reason of past manufacture, use, sale or other disposition of products of the parties, or of any of its subsidiaries or divisions. This paragraph is intended to be a release for past acts and events and should not be construed as applicable to any future act or event.

                                    ARTICLE 6
                                    ---------

                              ADDITIONAL PROVISIONS
                              ---------------------

         6.1 If the assignment of any intellectual property, or the grant of any license or non-assertion under this Agreement or under the Asset Purchase Agreement, would impose or result in any obligation of Seller, Williams or Aptek to make any payments as a matter of law or by reason of agreement existing prior to the Closing Date, excepting only as such payment may be required to be made to a subsidiary of Seller, Williams or Aptek, but including any such payments as may be due upon licensing (but not for Seller's, Williams' or Aptek's own use) to inventors under the laws of any country, then and in such event the assignment, or non-assertion or license shall be effective as of the Closing Date, but shall be subsequently rescindable by Seller, Williams or Aptek, as the case may be, unless and until Buyer undertakes by binding instrument in writing to make such payment in the place and stead of Seller, Williams or Aptek, as the case may be. Seller, Williams or Aptek shall notify Buyer in writing at least sixty (60) days in advance of any such obligation(s) to make payments which are within its reasonable knowledge.

         6.2 Except for  express  representations  and  warranties  made in this
Agreement   and  the  Asset   Purchase   Agreement,   no  other   warranties  or
representations are provided hereunder expressly or by implication.

         6.3 Except as otherwise expressly provided herein or in the Asset Purchase Agreement, no obligation is hereby assumed by Williams, Aptek, Seller or Buyer to maintain, prosecute, enforce or litigate, file, assert, or defend any patent application filed on or patent to issue on an invention disclosure within the scope of this Agreement. If Williams or Aptek elect not to maintain or defend any LTCC Patent, Multi-track Sensor Patent or Hysteresis Patent in any jurisdiction, Williams or Aptek shall notify Buyer to such effect. If Buyer desires that Williams or Aptek maintain or defend such patents, Williams or Aptek will take all reasonable action to maintain or defend such patent at Buyer's sole expense.

         6.4 In the event that any party receives a request for disclosure under 35 USC ss. 287(b)(4)(B) relating to any process covered by a patent owned by another party, the party receiving the request agrees to respond to the request solely by notifying the other parties of the request.

                                    ARTICLE 7
                                    ---------

                      INFRINGEMENT OF INTELLECTUAL PROPERTY
                      -------------------------------------

         7.1 Buyer, Williams and Aptek (and their respective affiliates, where applicable) shall take the actions, specified below in this Article 8, in the name of Buyer, Williams or Aptek or both of them (or any of their respective affiliates) to protect the intellectual property licensed or to be licensed under this Agreement against any Third Party who infringes such intellectual property.

         7.2 Each party shall give notice to the other of any suspected infringement of or claims, notices, challenges, actions or proceedings relating to the validity or enforceability of the intellectual property licensed under this Agreement, promptly after learning of such infringement or challenge, and the parties hereto agree to promptly consult with one another upon the receipt of such notice. To the extent this Agreement permits a licensee of any patent under this Agreement to bring litigation relating to the licensed patent against third parties, no such action shall be brought without first giving the owner of the licensed patent prior notice and the opportunity to discuss meaningfully such action before it is filed.

         7.3 ACTIONS AGAINST INFRINGEMENT OF HYSTERESIS PATENTS, MULTI-TRACK SENSOR PATENTS OR LICENSED ADJUSTABLE PEDAL PATENTS

                  7.3.1 As  between  the  parties,  the owner of the  Hysteresis
         Patents, the Multi-track Sensor Patents or the Licensed Adjustable Pedal Patents, as the case may be, shall have the right to prosecute all claims against Third Parties for infringement or misappropriation of such intellectual property, at its own expense, and the licensee of such intellectual property under this Agreement shall be indemnified from any such expenses. Notwithstanding the foregoing, the licensee of such intellectual property shall have the right, but not the obligation, to join any action pursuant to this Section 7.3.1 at its own expense.

                  7.3.2 After receipt of any notice made pursuant to Section 7.2 hereof, if after one hundred eighty (180) days the owner of the Hysteresis Patents, the Multi-track

         Sensor Patents or the Licensed Adjustable Pedal Patents, as the case may be, has failed to initiate a claim against the relevant Third Parties for infringement or misappropriation of such intellectual property, the licensee of such intellectual property shall have the right to prosecute any such claim, at its own expense, and the owner of such intellectual property shall be named as a plaintiff and fully cooperate in such proceeding, but shall be indemnified from any such expenses, including administrative expenses such as those caused by loss of employee time due to litigation support activities; provided, however, that such licensee (a) may only prosecute such claim with the prior written consent of the owner of the intellectual property, which consent shall not be unreasonably withheld, delayed or conditioned, and
         (b) must consult with and obtain prior written consent from the owner of the intellectual property prior to reaching a settlement of any such litigation, which consent shall not be unreasonably withheld, delayed or conditioned.

         7.4 ACTIONS AGAINST INFRINGEMENT OF LTCC PATENTS

                  7.4.1 As between the parties, Aptek shall have the right to prosecute all claims against Third Parties for infringement or misappropriation of the LTCC Patents in the Williams Licensed Fields, at its own expense, and Buyer shall be indemnified from any such expenses, including administrative expenses. As between the parties, Buyer shall have the right to prosecute all claims against Third Parties for infringement or misappropriation of the LTCC Patents in the Teleflex Licensed Fields, at its own expense, and Aptek shall be named as a plaintiff, if necessary, and fully cooperate in such proceeding, but shall also be indemnified from any such expenses, including administrative expenses; provided, however, that Buyer may only file such a claim after providing Aptek with thirty (30) days advance notice of such action. Notwithstanding the foregoing, Aptek or Buyer, as the case may be, shall have the right, but not the obligation, to join any action pursuant to this Section 7.4.1 at its own expense.

                  7.4.2 After receipt of any notice made pursuant to Section 7.2 hereof, if after one hundred eighty (180) days Aptek or Buyer, as the case may be, has failed to initiate a claim against the relevant Third Parties for infringement or misappropriation of the LTCC Patents under
         Section 7.4.1 hereof, Aptek, in the case of any infringement or misappropriation in the Teleflex Licensed Fields, or Buyer, in the case of any infringement or misappropriation in the Williams Licensed Fields, shall have the right to prosecute any such claim, at its own expense, and the non-prosecuting party shall be indemnified from any such expenses, including administrative expenses.

         7.5 Any recovery awarded either party or the parties in connection with an action pursuant to Section 7.3 or under 7.4 shall be distributed as follows:
(a) first, to pay the litigation expenses (including reasonable attorney's fees) borne by the party or parties that made the claim of infringement in accordance with this Article 7, and (b) second, eighty percent (80%) to the party or parties that pursued the action, and twenty percent (20%) to the non-pursuing party. Administrative expenses incurred by the non-pursuing party under Section
7.3 or 7.4 are not dependent upon the outcome of the litigation to which they relate, and shall be reimbursed promptly upon receipt of documentation relating to the same.

         7.6 Any damages or legal fees that either party is or the parties are ordered to pay to a Third Party in connection with an action under Section 7.3 or 7.4 hereof shall be the responsibility of the party or parties that pursued the action.

         7.7 Neither party shall settle any action under this Article 7 where such settlement could have an adverse effect on the rights of the other party, without the other party's prior written consent, such consent not to be unreasonably withheld, delayed or conditioned. Only the owner of any intellectual property licensed under this Agreement shall have the right to receive any cash payment in settlement, whether as a royalty, lump sum or otherwise.

                                    ARTICLE 8
                                    ---------

                        THIRD PARTY INTELLECTUAL PROPERTY
                        ---------------------------------

         8.1 If the development, manufacture, use, import, export, offer for sale or sale of the product making use of the intellectual property licensed under this Agreement results in a claim for patent infringement or other violation of intellectual property rights of any Third Party, the party first having notice of such infringement shall promptly notify the other party, and the parties agree to consult with one another upon receipt of such notice.

         8.2 If the claim involves an allegation of a violation of the intellectual property of a Third Party, the party responsible for the manufacture, use, sale, offer for sale and import of the allegedly infringing products shall have the obligation to defend against such claim at its own expense.

         8.3 Any damages that either party is or the parties are ordered to pay to a Third Party in connection with an action pursuant to this Article 8 shall be borne one-hundred percent (100%) by the party responsible for the manufacture, use, sale, offer for sale and import of the allegedly infringing products or other violation of intellectual property rights.

                                    ARTICLE 9
                                    ---------

                               GENERAL PROVISIONS
                               ------------------

         9.1 CONFIDENTIALITY. For a period of five (5) years following the Closing, Seller shall (a) maintain the confidentiality of, and (b) not divulge, to any person, entity or governmental agency, any confidential or proprietary information concerning the patent applications and invention disclosures transferred hereunder and related information except with the prior written consent of the owner thereof or to the extent that such information is required to be divulged by legal process; provided, however, that Buyer, and Seller shall not be subject to the obligation of confidentiality for information that (i) otherwise becomes lawfully available after the Closing Date on a nonconfidential basis from a third party or its subsidiaries or (ii) is or becomes generally available to the public without breach of this Agreement.

         9.2 LIMITATION. No licenses are granted herein by implication or estoppel.

         9.3 SURVIVAL. The representations and warranties of Seller set forth in this Agreement, including the Schedules referred to herein, shall survive until the fifth anniversary of the Closing Date.

         9.4 ASSIGNMENT. All of the rights, duties and obligations in this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives. This Agreement and the rights transferred or granted to each party under this Agreement, including without limitation the licenses granted herein, may be assigned, transferred or granted to others without the consent of the other party, if assigned, transferred or granted together with the substantially all of the business to which such rights pertain, or pro tanto with a sale of a part of that business. Any unauthorized assignment of any rights, duties or obligations under this Agreement shall be null and void.

         9.5 ENTIRE AGREEMENT. This Agreement (including all Schedules hereto), the Asset Purchase Agreement, the Schedules to the Asset Purchase Agreement and all other agreements entered into between the parties in connection with and as expressly contemplated by the Asset Purchase Agreement contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters other than any written agreement of the parties that expressly provides that it is not superseded by this Agreement.

         9.6 GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York, its rules of conflict of laws notwithstanding. Each of the parties hereto hereby submit to the exclusive jurisdiction of the Courts of the State of New York for purposes of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby.

         9.7 HEADINGS. The heading references herein and the table of contents hereto (other than the categories set forth on Schedules attached hereto) are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         9.8 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, Entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         9.9 EXPIRATION. Except as otherwise provided, this Agreement shall continue in full force and effect until the expiration of the last right transferred herein.

         IN WITNESS WHEREOF, the parties each have caused this Agreement to be duly executed by a duly authorized officer and delivered in its name and on its behalf, all as of the day and year first above written.

                                        WILLIAMS CONTROLS, INC.

                                        BY:  _________________________
                                             Name:
                                             Title:


                                        APTEK WILLIAMS, INC.

                                        BY:  __________________________
                                             Name:
                                             Title:


                                        PROACTIVE ACQUISITION CORPORATION

                                        BY:  ___________________________
                                             Name:
                                             Title:

                                        TELEFLEX CORPORATION

                                        BY:  ___________________________
                                             Name:
                                             Title:


                                        TELEFLEX AUTOMOTIVE INCORPORATED

                                        BY:  ____________________________
                                             Name:
                                             Title: